UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
August 18, 2014 (August 14, 2014)

HOME LOAN SERVICING SOLUTIONS, LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	1-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Home Loan Servicing Solutions, Ltd.
c/o Intertrust Corporate Services (Cayman) Limited
190 Elgin Avenue
George Town, Grand Cayman
KY1-9005
Cayman Islands
Registrant’s telephone number, including area code: (345) 945-3727
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Reviews
Home Loan Servicing Solutions, Ltd. (collectively referred to throughout as “HLSS”, “us”, “our”, “we”, or the “Company”) has determined that, due to a material misstatement related to the previously reported fair value of our Notes receivable – Rights to MSRs (“Notes Receivable”) and the related Interest income – notes receivable – Rights to MSRs, disclosure should be made to prevent future reliance on the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission (the "SEC") on February 6, 2014, (the "Original Form 10-K") and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, as filed with the SEC on April 17, 2014, (the "Original Form 10-Q"), as well as all releases issued by the Company discussing the Company's financial results for these periods.
On August 14, 2014, our management and Audit Committee of the Board of Directors concluded that restatement of the Original Form 10-K and Original Form 10-Q was necessary to correct the material misstatement. As a result, concurrently with the filing of this Form 8-K, we are filing an Amendment No. 1 to the Original Form 10-K (the "Form 10-K/A") and an Amendment No.1 to the Original Form 10-Q (the "Form 10-Q/A", collectively with the Form 10-K/A, the "Amendments") to restate our Notes Receivable and the related Interest income – notes receivable – Rights to MSRs for the years ended December 31, 2013 and 2012, inclusive of the related quarterly periods therein, and for the quarterly period ended March 31, 2014. The Audit Committee discussed the restatement with our independent registered public accounting firm on August 14, 2014.
The Amendments reduce net income and cash provided by operating activities by $7.3 million for the year ended December 31, 2012 and $10.0 million for the year ended December 31, 2013 and increase net income by $20.7 million for the first quarter of 2014. The fair value of our Notes Receivable decreased by $17.3 million at December 31, 2013 and increased by $20.7 million as of March 31, 2014. In addition, the Amendments reduce operating cash flows by $16.7 million in the first quarter of 2014 and increase investing cash flows by the same amount. The Amendments did not impact the Company’s net cash flows for any period.
The Amendments do not impact the Company’s retained earnings or Notes Receivable balance as of June 30, 2014 as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 17, 2014 (the “8-K”). Net income for the three months ended June 30, 2014, as reported in the 8-K, was reduced by $3.4 million.
No change to the taxable income reported in the Company’s PFIC statements previously issued in February 2013 and February 2014 is required as a result of the Amendments.
As of December 31, 2012, there was a $7.3 million unrecorded difference between the estimated fair value of the Notes Receivable under Accounting Principles Generally Accepted in the United States of America (“GAAP”) and the carrying value. The differences as of December 31, 2013 and March 31, 2014 were $17.3 million and $3.4 million, respectively. We have determined that, for each period, the difference between the estimated fair value and the carrying value of the Notes Receivable, and the resulting impact on the amortization of Notes Receivable, was material. The Company utilized appraisals prepared by independent valuation firms on a quarterly basis when establishing the estimated fair value of its Notes Receivable.
At the time the Company issued the financial statements for the relevant periods, our accounting convention provided for an allowable range of variation to the estimated fair value of the Notes Receivable of plus or minus 5% based on the belief that this was an acceptable accounting convention. Variances within that range did not result in an adjustment to the carrying value of the assets to the single point estimate of fair value and were not considered in the application of the interest method when accounting for the Notes Receivable. The variance observed for the applicable periods fell within that range and, as a result, the Company did not adjust the carrying value of the Notes Receivable. The Company has subsequently determined that it was required under GAAP to adjust the Notes Receivable to the best available estimate of fair value. The Company’s valuation process now requires us to record the Notes Receivable at the single point estimate of fair value.
We also identified a data input error in relation to the valuation of a small subset of our Notes Receivable as of December 31, 2013 and March 31, 2014. The impact of this data error of $5.9 million and $9.3 million as of December 31, 2013 and March 31, 2104, respectively, is reflected in the adjustments to the Notes Receivable balance for each of the two periods.
We have determined that the foregoing errors relating to the valuation of our Notes Receivable constituted a material weakness in our internal control over financial reporting. We intend to fully remediate that weakness during 2014.
The Form 10-K/A and the Form 10-Q/A should be read in conjunction with other Company filings with the SEC.
The press release of HLSS dated August 18, 2014, describing the restatement is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)-(c) Not applicable.

(d) Exhibits:

Exhibit No.

99.1	Text of the press release by Home Loan Servicing Solutions, Ltd. dated August 18, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 18, 2014	HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

	By:	/s/ James E. Lauter
James E. Lauter
Senior Vice President and Chief Financial Officer (On behalf of the Registrant and as its principal financial officer)